Products Sales Agreement

(Translated)

World Scan Project Corporation (“WSPJ”) and Drone Net Co., Ltd. (“Drone Net”) enter into the Products Sales Agreement (the “Agreement”) as follows:

1.	Purposes

WSPJ promises to sell the following products (the “Products”) and Drone Net promises to purchase the Products.

Product	Small sized drone named “SkyFight-X”
Number	10,000 drones
Price	JPY 15,800
Total amount	JPY 158,000,000

2.	Delivery Date and Place

WSPJ shall deliver the Products to Drone Net’s designated place by May 31, 2020.

3.	Payment

Drone Net shall make the payment for the products as follows:

•	Drone Net shall pay JPY 47,400,000 (30%, sales tax excluded) by March 2, 2020
•	Drone Net shall pay JPY 110,600,000 (70%, sales tax excluded) by May 31, 2020

4.	Risk Bearing

WSPJ shall owe the responsibility for damage before the delivery date described in the Article 2 and Drone net shall owe the responsibility for damage after the delivery date.

5.	Court of Jurisdiction

When a dispute arises in connection with the Agreement, the court of jurisdiction shall be the Tokyo District Court in the first instance.

IN WITNESS WHEREOF, the Agreement has been prepared in duplicate, and after they are signed and seals have been affixed thereto, each party shall retain a copy.

March 1, 2020

WSPJ:

World Scan Project Corporation

2-13-23-2F, Nishiwaseda, Shinjuku-ku, Tokyo, Japan

/s/ Ryohei Uetaki

Ryohei Uetaki, Representative Director

Drone Net:

Drone Net Co., Ltd.

4-3-29-1F, Kojimachi, Chiyoda-ku, Tokyo, Japan

/s/ Kazuyuki Murakami

Kazuyuki Murakami, Representative Director